Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Advanta Corp.:
We consent to the incorporation by reference in the registration statement on Form S-3/A of Advanta Corp. (File No. 333-157892) of our reports dated March 12, 2009, with respect to the consolidated balance sheets of Advanta Corp. and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Advanta Corp., and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 12, 2009, on the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.
/s/ KPMG LLP
July 16, 2009